Exhibit 99.1

Ernst & Young LLP 222 2nd Avenue South Suite 2100 Nashville, TN 37201	Tel: +1 615 252-2000 ey.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of The Brand House Collective, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Brand House Collective, Inc. (the Company) as of January 31, 2026 and February 1, 2025, the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the three years in the period ended January 31, 2026, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2026 and February 1, 2025, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2026, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Estimate of Self-Insurance Reserves

Description of the Matter
At January 31, 2026, the Company’s reserves for self-insurance risks was $3.7 million, net of estimated stop-loss insurance receivables. As discussed in Note 1 of the consolidated financial statements, the Company retains a significant portion of risk for loss exposure for claims. Accordingly, provisions are recorded based upon periodic estimates of such losses, as determined by management. The future cost for the claims exposure is estimated using actuarial methods that consider assumptions for a number of factors including, but not limited to, historical claims experience and loss development factors.

Auditing management’s estimate of certain self-insurance reserves was complex and judgmental due to the significant assumptions and judgments required by management to project the exposure for incurred claims that remain unresolved, including those which have been incurred but not yet reported to the Company.

How We Addressed the Matter in Our Audit
To test the Company’s estimate of certain self-insurance reserves, we performed audit procedures that included, among others, assessing the actuarial valuation methodologies utilized by management, testing the significant assumptions described above, testing the related underlying data used by the Company in its evaluation for completeness and accuracy, and testing the mathematical accuracy of the calculations. Our audit procedures also included, among others, comparing the significant assumptions used by management to industry accepted actuarial assumptions and reassessing the accuracy of management’s historical estimates utilized in prior period evaluations. We involved our actuarial valuation specialists to assist in assessing the valuation methodologies and significant assumptions noted above and to develop an independent range of estimates for certain self-insurance reserves which we then compared to management’s estimates.

Estimate of Collaboration Agreement Fees Debt
Description of the Matter
As described in Note 1 and 5 to the consolidated financial statements, the sale of a percentage of the Company’s future revenue to Bed Bath & Beyond, Inc. under the Collaboration Agreement (modified in May 2025), have been accounted for as debt financing and the Company has recorded a liability of $6.6 million as of January 31, 2026, which is included in current related party debt and related party debt, net on the consolidated balance sheet.  The liability will be accreted to the total of the payments as interest expense using the effective interest method over the life of the Collaboration Agreement. The Company will periodically assess the estimated payments to Bed Bath & Beyond, Inc. and to the extent the amount or timing of such fees is materially different than the original estimates, an adjustment will be recorded prospectively to increase or decrease interest expense.

Auditing the Collaboration Agreement fees debt was judgmental due to the estimation uncertainty in determining the future revenue included in the effective interest rate model, which is affected by future market conditions.

How We Addressed the Matter in Our Audit
To test the Company’s modified Collaboration Agreement fees debt, our audit procedures included, among others, assessing the projections of future revenue. We compared the future revenue to historical revenue and current industry, market and economic trends. We recalculated interest expense based on the amortization schedules and estimates of cash payments using the effective interest method and performed sensitivity analyses to evaluate the changes in the Collaboration Agreement fees debt, and associated interest expense, that would result from changes in future revenue.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2006.

Nashville, Tennessee
April 17, 2026

THE BRAND HOUSE COLLECTIVE, INC.
CONSOLIDATED BALANCE SHEETS

	January 31, 2026	February 1, 2025
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,932	$3,820
Inventories, net	58,758	81,899
Prepaid expenses and other current assets	7,049	5,585
Total current assets	68,739	91,304
Property and equipment:
Equipment	18,017	18,905
Furniture and fixtures	53,749	61,354
Leasehold improvements	85,825	97,635
Computer software and hardware	77,784	78,847
Projects in progress	343	287
Property and equipment, gross	235,718	257,028
Accumulated depreciation	(221,008)	(234,966)
Property and equipment, net	14,710	22,062
Operating lease right-of-use assets	102,280	121,229
Other assets	2,604	7,593
Total assets	$188,333	$242,188
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$55,348	$43,935
Accrued expenses and other liabilities	17,893	20,183
Operating lease liabilities	33,821	39,355
Current debt, net	—	49,199
Current related party debt	1,361	—
Total current liabilities	108,423	152,672
Operating lease liabilities	78,185	95,085
Long-term debt, net	15,986	10,003
Related party debt, net	36,444	—
Other liabilities	3,172	3,445
Total liabilities	242,210	261,205
Commitments and contingencies (Note 10)	—	—
Shareholders’ (deficit) equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued or outstanding at January 31, 2026, and February 1, 2025	—	—
Common stock, no par value, 80,000,000 and 100,000,000 shares authorized; 22,461,383 and 13,117,942 shares issued and outstanding at January 31, 2026, and February 1, 2025, respectively	188,549	177,543
Accumulated deficit	(242,426)	(196,560)
Total shareholders’ deficit	(53,877)	(19,017)
Total liabilities and shareholders’ deficit	$188,333	$242,188

The accompanying notes are an integral part of these consolidated financial statements.

THE BRAND HOUSE COLLECTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
	(In thousands, except per share data)
Net sales	$395,782	$441,360	$468,690
Cost of sales	310,709	319,354	341,700
Gross profit	85,073	122,006	126,990
Operating expenses:
Compensation and benefits	76,816	77,722	82,152
Other operating expenses	53,639	54,699	62,863
Depreciation (exclusive of depreciation included in cost of sales)	2,319	3,509	4,522
Gain on sale of internally developed intangible assets	(10,000)	—	—
Asset impairment	2,013	109	1,867
Total operating expenses	124,787	136,039	151,404
Operating loss	(39,714)	(14,033)	(24,414)
Interest expense	6,024	5,949	3,317
Loss on extinguishment of debt	—	3,338	—
Other income	(230)	(504)	(499)
Loss before income taxes	(45,508)	(22,816)	(27,232)
Income tax expense	358	316	519
Net loss	$(45,866)	$(23,132)	$(27,751)
Loss per share:
Basic	$(2.05)	$(1.77)	$(2.16)
Diluted	$(2.05)	$(1.77)	$(2.16)
Weighted average shares outstanding:
Basic	22,369	13,068	12,871
Diluted	22,369	13,068	12,871

The accompanying notes are an integral part of these consolidated financial statements.

THE BRAND HOUSE COLLECTIVE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Shares	Amount
	(In thousands, except share data)
Balance at January 28, 2023	12,754,368	$175,450	$(145,677)	$29,773
Restricted stock issued	202,967	—	—	—
Net share settlement of restricted stock units	(31,313)	(84)	—	(84)
Stock-based compensation expense	—	1,186	—	1,186
Net loss	—	—	(27,751)	(27,751)
Balance at February 3, 2024	12,926,022	176,552	(173,428)	3,124
Restricted stock issued	215,591	—	—	—
Net share settlement of restricted stock units	(23,671)	(51)	—	(51)
Stock-based compensation expense	—	1,042	—	1,042
Net loss	—	—	(23,132)	(23,132)
Balance at February 1, 2025	13,117,942	177,543	(196,560)	(19,017)
Restricted stock issued	141,006	—	—	—
Net share settlement of restricted stock units	(42,165)	(55)	—	(55)
Issuance of common stock to Bed Bath & Beyond, Inc. for subscription agreement	4,324,324	7,730	—	7,730
Issuance of common stock to convert term loan and accrued interest	4,610,141	6,705	—	6,705
Issuance of common stock to Consensus Securities LLC for subscription agreement	310,135	—	—	—
Stock-based compensation expense	—	645	—	645
Loss on debt extinguishment from a related party	—	(4,019)	—	(4,019)
Net loss	—	—	(45,866)	(45,866)
Balance at January 31, 2026	22,461,383	$188,549	$(242,426)	$(53,877)

The accompanying notes are an integral part of these consolidated financial statements.

THE BRAND HOUSE COLLECTIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
	(In thousands)
Cash flows from operating activities:
Net loss	$(45,866)	$(23,132)	$(27,751)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	8,242	9,745	11,980
Amortization of debt issuance costs and original issue discount costs	1,873	898	124
Asset impairment	2,013	109	1,867
Loss on disposal of property and equipment	290	17	9
Stock-based compensation expense	645	1,042	1,186
Loss on extinguishment of debt	—	3,338	—
Gain on disposal of internally developed intangible assets	(10,000)	—	—
Changes in assets and liabilities:
Inventories, net	23,141	(7,809)	9,981
Prepaid expenses and other current assets	(1,464)	2,018	(2,525)
Accounts payable	11,595	(1,886)	2,186
Accrued expenses and other liabilities	(3,080)	(2,500)	(3,146)
Operating lease assets and liabilities	(3,759)	100	(8,585)
Other assets and liabilities	4,469	(1,191)	198
Net cash used in operating activities	(11,901)	(19,251)	(14,476)
Cash flows from investing activities:
Proceeds from sale of property and equipment	(111)	38	148
Proceeds from sale of internally developed intangible assets	10,000	—	—
Capital expenditures	(2,814)	(2,390)	(4,779)
Net cash provided by (used in) investing activities	7,075	(2,352)	(4,631)
Cash flows from financing activities:
Borrowings on revolving line of credit	343,162	45,100	64,000
Repayments on revolving line of credit	(370,176)	(36,100)	(45,000)
Borrowings on FILO term loan	—	10,000	—
Repayments on FILO term loan	—	(10,000)	—
Payment of prepayment penalties on extinguishment of debt	—	(2,638)	—
Proceeds from Bed Bath & Beyond, Inc. term loan transactions	24,436	17,000	—
Payments of debt and equity issuance costs	(1,429)	(1,693)	(1,175)
Cash used in net share settlement of stock options and restricted stock units	(55)	(51)	(84)
Proceeds from issuance of common stock	8,000	—	—
Net cash provided by financing activities	3,938	21,618	17,741
Cash and cash equivalents:
Net (decrease) increase	(888)	15	(1,366)
Beginning of the year	3,820	3,805	5,171
End of the year	$2,932	$3,820	$3,805
Supplemental cash flow information:
Interest paid	$4,076	$4,795	$3,290
Income taxes paid	350	335	561
Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$363	$369	$504
Non-cash accruals for debt issuance costs	673	534	1,180
Increase in operating lease liabilities from new or modified leases	9,399	29,289	28,563
Conversion of convertible note, accrued interest and unamortized debt issuance costs into common stock	6,705	—	—
Common stock issued in exchange for debt issuance costs	574	—	—

The accompanying notes are an integral part of these consolidated financial statements.

THE BRAND HOUSE COLLECTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Significant Accounting Policies

Nature of business — The Brand House Collective, Inc., formerly known as Kirkland’s, Inc., (the “Company”) is a multi-brand merchandising, supply chain and retail operator, managing a portfolio of iconic home and family brands including Kirkland’s Home and brands associated with Bed Bath & Beyond, Inc. (formerly known as Beyond, Inc., “Beyond”) such as Bed Bath & Beyond Home, Bed Bath & Beyond, buybuy Baby, and Overstock. The Company operated 273 stores in 35 states as of January 31, 2026, as well as e-commerce websites, www.kirklands.com and www.bedbathandbeyondhome.com.

Principles of consolidation — The consolidated financial statements of the Company include the accounts of The Brand House Collective, Inc. and its wholly-owned subsidiaries Kirkland’s Stores, Inc., Kirkland’s DC, Inc. and Kirkland’s Texas, LLC. Significant intercompany accounts and transactions have been eliminated.

Use of estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from the estimates and assumptions used.

Changes in estimates are recognized in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could materially differ from amounts estimated include, but are not limited to, impairment assessments on long-lived assets, inventory reserves, self-insurance reserves and deferred tax asset valuation allowances.

Fiscal year — The Company’s fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31. Accordingly, fiscal 2025, 2024 and 2023 represented the 52 weeks ended on January 31, 2026, the 52 weeks ended on February 1, 2025 and the 53 weeks ended on February 3, 2024, respectively.

Jackson, Tennessee distribution center — On May 20, 2025, a tornado impacted the Company’s leased Jackson, Tennessee distribution center, causing damage to the Company’s assets and disruptions to operations, particularly with respect to its e-commerce channel. The Company maintains insurance policies to cover the repair or replacement of the assets that suffered loss or damage, and is working closely with its insurance carriers to ascertain the full amount of insurance proceeds, net of the deductible on the policies, due to the Company as a result of the damages and the loss suffered. The Company’s insurance policies also provide coverage for interruption to the business, including lost profits, and reimbursement for other expenses and costs that have been incurred relating to the damages and losses suffered. During fiscal 2025, the Company incurred expenses of $2.0 million, net of insurance proceeds related to damages caused by the tornado, which included the write-off of damaged inventory which is included as a component of costs of sales in the consolidated statement of operations for the period ended January 31, 2026, and freight to move product to temporary storage facilities and professional fees to secure and repair the site which is recorded as a component of other operating expenses in the condensed consolidated statement of operations. At this time, the full amount of combined property damage and business interruption costs and recoveries cannot be estimated, and accordingly, no additional amounts, including amounts for potential insurance recoveries, have been recorded as of January 31, 2026.

Sale of internally developed intangible assets — On September 15, 2025, the Company entered into an amendment to the Existing Purchase Agreement (defined below) with Beyond that increased the purchase price for the sale of the Kirkland’s brand related intellectual property from $5.2 million to $10.0 million. The Company recorded a gain associated with this agreement that is included in operating loss in the 2025 statements of operations for the 52-week period ended January 31, 2026.

Strategic partnership with Beyond — The Company entered into a strategic partnership with Beyond on October 21, 2024, with the purpose of enabling cohesive collaboration between the companies, leveraging the strengths of each business to drive sustainable profitable growth and value for all stakeholders. As part of this partnership with Beyond, the companies entered into a $17.0 million term loan credit agreement (the “Beyond Credit Agreement”), an $8.0 million subscription agreement (the “Subscription Agreement”), a seven-year collaboration agreement (the “Collaboration Agreement”) and a trademark license agreement (the “Trademark License Agreement”). Proceeds of $17.0 million from the Beyond Credit Agreement, in the form of an $8.5 million non-convertible term loan (“Non-Convertible Term Loan”) and an $8.5 million convertible term loan (“Convertible Term Loan”) were used by the Company to repay its existing FILO term loan (“FILO Term Loan”), including prepayment fees and transaction expenses, and to reduce borrowings under the existing revolving credit facility. The $8.0 million equity purchase under the Subscription Agreement and the mandatory conversion of the Convertible Term Loan with accrued interest were both approved by the Company’s shareholders at the Company’s Special Meeting of Shareholders on February 5, 2025 in accordance with Nasdaq Listing Rules resulting in the issuance of 8,934,465 shares of Common Stock to Beyond, which completed the transaction. On May 7, 2025 the Company entered into an additional $5.2 million term loan (the “Additional Term Loan”) with Beyond to provide flexibility for general working capital purposes and for the support of the Company’s updated store conversion strategy. The Additional Term Loan and the existing $8.5 million term loan (collectively the “Beyond Term Loan”) were rolled into the Beyond Credit Agreement. The Beyond Credit Agreement provided Beyond with the right to convert outstanding loans under the Beyond Credit Agreement into shares of the Company’s common stock at a price determined at the time of such conversion election, but subject to Nasdaq shareholder approval rules, if applicable. This new agreement resulted in the previously non-convertible $8.5 million term loan now being convertible. On September 15, 2025, the Company entered into an amendment to the Beyond Credit Agreement which provided a delayed-draw term loan in an aggregate principal amount of $20.0 million (the “Beyond Delayed Draw Term Loan”). On November 24, 2025, the Company entered into an amendment to the Beyond Delayed Draw Term Loan which increased the aggregate principal amount of the Beyond Delayed Draw Term Loan from $20.0 million to $30.0 million.

In connection with the closing of the Beyond Amendment and the Fourth Amendment on September 15, 2025 described above, the Company entered into an amendment to the Existing Purchase Agreement (the Existing Purchase Agreement, as amended by the amendment, the “Purchase Agreement”), related to the Company’s right, title, and interest in and to its trademarks and domain names comprised of or containing the element KIRKLAND’S (“Kirkland’s Brand”) increasing the purchase price from $5.2 million to $10.0 million. The consummation of the Purchase Agreement was conditioned upon obtaining the consent of Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders (in such capacities, the “Agent”) and the release of all liens on the Kirkland’s Brand, each of which was obtained and documented in the Fourth Amendment dated September 15, 2025. The Purchase Agreement closed concurrently in connection with the closings of the Beyond Amendment and the Fourth Amendment on September 15, 2025, and in connection with  the assignment of the Kirkland’s Brand to Beyond, the Amended and Restated Trademark License Agreement dated August 15, 2025 was amended, such that Beyond licenses the Kirkland’s Brand to the Company in connection with the Company’s operation of its then existing Kirkland’s-branded retail stores and e-commerce websites and any other retail stores or e-commerce websites approved by Beyond in its sole discretion (the “Second Amended and Restated Trademark License Agreement”). Pursuant to that amendment, the license with respect to Kirkland’s stores expires upon the earlier of (i) the rebranding or closure of such stores, or (ii) two years from the date of the amendment, and the license for other goods and services is terminable by Beyond upon expiration of the Kirkland’s stores license. Based on the contractual cash flows pursuant to the Second Amended and Restated Trademark License Agreement, the Company has not recognized any royalty expense relative to their use of the Kirkland’s Brand, which is a relationship with a related party. For further discussion on the agreements with Beyond, refer to “Note 4 — Fair Value Measures”, “Note 5 — Long-Term Debt”, “Note 6 — Subscription Agreement” and “Note 15 — Subsequent Events”.

Collaboration Agreement fees — Under the terms of the Collaboration Agreement, the Company gave Beyond the right to receive a percentage of future revenues generated by the Company over the life of the Collaboration Agreement. The sale of a percentage of the Company’s future revenue to Beyond has been accounted for as debt financing, as the Company has significant continuing involvement in the generation of the related cash flows. As a result, the Company recorded the proceeds from these fees as debt, which will be accreted in interest expense using the effective interest rate method over the life of the arrangement. The debt was initially recorded at its fair value, net of allocated discount and deferred costs.

The liability and the related interest expense for these fees are based on the Company’s current estimates of future payments expected to be made over the life of the Collaboration Agreement. The Company will periodically assess the expected payments using internal projections. To the extent our future estimates of payments are greater or less than previous estimates, the Company will prospectively recognize related non-cash interest expense. For further discussion refer to “Note 4 — Fair Value Measurements” and “Note 5 — Long-Term Debt”.

Merger with Beyond — On November 24, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Beyond and Knight Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of Beyond (“Merger Sub”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Beyond (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive 0.1993 shares of Beyond’s common stock, par value $0.0001 per share (“Beyond Common Stock”), plus cash in lieu of any fractional shares of Beyond Common Stock that otherwise would have been issued (such consideration, the “Merger Consideration”). Outstanding equity awards will be eligible to receive Merger Consideration in accordance with the terms of the Company’s Amended and Restated 2002 Equity Incentive Plan and the Merger Agreement.

The Merger is subject to the Company obtaining shareholder approval, a financing condition related to the refinancing or repayment of the Company’s existing asset-based loan with Bank of America, N.A., and other customary closing conditions, including regulatory approvals, and is expected to close in the first quarter of fiscal 2026. If the Merger is consummated, the shares of Company Common Stock currently listed on the Nasdaq Global Select Market (“Nasdaq”) will be delisted from Nasdaq and will subsequently be deregistered under the Securities Exchange Act of 1934, as amended. For further discussion refer to “Note 15 — Subsequent Events”.

Going concern assessment and management’s plans — The Company’s revenues, results of operations and cash flows have been materially adversely impacted by strategic and macroeconomic factors during the last several fiscal years. The persistently challenging home furnishings retail environment, including reduced consumer spending in the category and increased price sensitivity, has significantly impacted the Company’s performance and liquidity levels. Operating loss and negative cash flows from operations continue to reduce the Company’s liquidity levels. As part of its continued support of the Company’s operations, Beyond (as the controlling parent company of the Company effective April 2, 2026 as discussed further in “Note 15 — Subsequent Events”) has committed to provide the Company with adequate financial support so as to ensure the Company’s business continuity for a minimum period of one year from the date these financial statements are issued.

Cash and cash equivalents — The Company classifies highly liquid investments with initial maturities of three months or less, as cash and cash equivalents. Cash and cash equivalents consist of cash on deposit in banks and payments due from banks for customer credit cards, as they generally settle within 24-48 hours.

Inventory — The Company’s inventory is stated at the lower of cost or net realizable value, net of reserves and allowances, with cost determined using the average cost method, with average cost approximating current cost. Inventory cost consists of the direct cost of merchandise including freight. The carrying value of our inventory is affected by reserves for shrinkage, damages and obsolescence.

The Company incurs various types of warehousing, transportation and delivery costs in connection with inventory purchases and distribution. Such costs are included as a component of the overall cost of inventories and recognized as a component of cost of sales as the related inventory is sold. As of January 31, 2026 and February 1, 2025, there were $4.3 million and $5.6 million, respectively, of distribution center costs included in inventory on the consolidated balance sheets.

The Company estimates as a percentage of sales the amount of inventory shrinkage that has occurred between the most recently completed physical inventory count and the end of the financial reporting period based upon historical physical inventory count results. The Company adjusts these estimates based on changes, if any, in the trends yielded by its physical inventory counts, which occur during the fiscal year. The reserve for estimated inventory shrinkage was $1.0 million and $1.6 million as of January 31, 2026 and February 1, 2025, respectively.

The Company estimates a reserve for unknown damaged inventory based on historical damage data. Management adjusts these estimates based on any changes in actual damage results. The reserve for estimated damaged inventory was approximately $483,000 and $711,000 as of January 31, 2026 and February 1, 2025, respectively.

The Company also evaluates the cost of inventory by category and class of merchandise in relation to the estimated sales price. This evaluation is performed to ensure that inventory is not carried at a value in excess of the amount expected to be realized upon the sale of the merchandise. As of January 31, 2026 and February 1, 2025, the reserve for excess and obsolescence was approximately $821,000 and $829,000, respectively.

The Company receives various payments and allowances from vendors, including rebates and other credits. The amounts received are subject to the terms of vendor agreements, which generally do not state an expiration date, but are subject to ongoing negotiations that may be impacted in the future based on changes in market conditions and changes in the profitability, quality or sell-through of the related merchandise. For all such vendor allowances, the Company records the vendor funds as a reduction of inventories. As the related inventory is sold, such allowances and credits are recognized as a reduction to cost of sales.

Prepaid expenses and other current assets — The Company recognizes assets for expenses paid but not yet incurred, as well as other items such as miscellaneous receivables. As of January 31, 2026 and February 1, 2025, prepaid expenses and other current assets on the consolidated balance sheets included receivables of approximately $3.7 million and $2.0 million, respectively.

Property and equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Furniture, fixtures and equipment are generally depreciated over five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the expected lease term, typically ranging from five to 10 years. Maintenance and repairs are expensed as incurred, and improvements are capitalized. Gains or losses on the disposition of fixed assets are recorded upon disposal of the related asset.

Cost of internal use software — The Company capitalizes the cost of computer software developed or obtained for internal use. Capitalized computer software costs consist primarily of payroll-related and consulting costs incurred during the application development stage. The Company expenses costs related to preliminary project assessments, research and development, re-engineering, training and application maintenance as they are incurred. Capitalized software costs are amortized on a straight-line basis over an estimated life of three to 10 years. For fiscal years 2025, 2024 and 2023, the Company recorded approximately $2.7 million, $3.8 million and $4.8 million, respectively, for depreciation of capitalized software. The net book value of these assets totaled $5.4 million and $7.9 million at the end of fiscal years 2025 and 2024, respectively. Property and equipment included capitalized computer software currently under development of approximately $80,000 and $37,000 as of January 31, 2026 and February 1, 2025, respectively.

Asset retirement obligations — The Company recognizes a liability for the fair value of required asset retirement obligations (“ARO”) when such obligations are incurred. The Company’s AROs are primarily associated with leasehold improvements, which, at the end of a lease, the Company is contractually obligated to remove in order to comply with the lease agreement. At the inception of a lease with such conditions, the Company records an ARO liability and a corresponding capital asset in an amount equal to the estimated fair value of the obligation. The liability is estimated based on various assumptions requiring management’s judgment and is accreted to its projected future value over time. The capitalized asset is depreciated using the convention for depreciation of leasehold improvement assets. Upon satisfaction of the ARO conditions, any difference between the recorded ARO liability and the actual retirement costs incurred is recognized as an operating gain or loss in the consolidated statements of operations. As of January 31, 2026 and February 1, 2025, the liability for asset retirement obligations was approximately $561,000 and $640,000, respectively, and the asset was approximately $56,000 and $72,000, respectively.

Leases — Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of future lease payments. Operating lease assets represent the Company’s right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment, if any, of operating lease assets. To determine the present value of lease payments not yet paid at lease commencement or modification, the Company uses the collateralized incremental borrowing rate corresponding to the reasonably certain lease term. The Company estimates its collateralized incremental borrowing rate based upon a synthetic credit rating and yield curve analysis. See “Note 7 — Leases” for further discussion.

Impairment of long-lived assets — The Company evaluates the recoverability of the carrying amounts of long-lived assets, including lease right-of-use assets, when events or changes in circumstances dictate that their carrying values may not be recoverable. This review includes the evaluation of individual underperforming retail stores and assessing the recoverability of the carrying value of the assets related to the stores. Future cash flows are projected for the remaining lease life. If the estimated future cash flows are less than the carrying value of the assets, the Company records an impairment charge equal to the difference between the asset group’s fair value and carrying value. The fair value is estimated using a discounted cash flow approach considering such factors as future sales levels, gross margins, changes in rent and other expenses as well as the overall operating environment specific to that store. The amount of the impairment charge is allocated proportionately to all assets in the asset group, with no asset written down below its individual fair value. The Company estimates the individual fair value of long-lived fixed assets based on orderly liquidation value and the individual fair value of lease right-of-use assets based on market participant rents. See “Note 11 — Impairment” for further discussion.

Insurance reserves — Workers’ compensation, general liability and employee medical insurance programs are predominately self-insured. It is the Company’s policy to record a self-insurance liability using estimates of claims incurred but not yet reported or paid, based on historical claims experience and actuarial methods. Actual results can vary from estimates for many reasons, including, changes in our assumptions about health care costs, the severity of accidents, the average size of claims and other factors. The Company monitors its claims experience in light of these factors and revises its estimates of insurance reserves accordingly. The level of insurance reserves may increase or decrease as a result of these changing circumstances or trends. As of January 31, 2026 and February 1, 2025, the Company’s self-insurance reserve estimates, net of estimated stop-loss insurance receivables, related to workers’ compensation and general liability were $3.4 million and $3.8 million, respectively. As of January 31, 2026 and February 1, 2025, the Company’s self-insurance reserve estimates, net of estimated stop-loss insurance receivables, related to employee medical insurance were approximately $272,000 and $392,000, respectively.

Net sales — The Company recognizes revenue at the time of sale of merchandise to customers in its stores. E-commerce revenue is recorded at the estimated time of delivery to the customer. Net sales includes the sale of merchandise, net of returns, shipping revenue, gift card breakage revenue and revenue earned from our private label credit card program and excludes sales taxes.

Sales returns reserve — The Company reduces net sales and estimates a liability for sales returns based on historical return trends, and the Company believes that its estimate for sales returns is an accurate reflection of future returns associated with past sales. However, as with any estimate, return activity may vary from estimated amounts. The Company had a liability of approximately $699,000 and $1.0 million reserved for sales returns at January 31, 2026 and February 1, 2025, respectively, included in accrued expenses and other liabilities on the consolidated balance sheets. The related sales return reserve products recovery asset included in prepaid expenses and other current assets on the consolidated balance sheets was approximately $404,000 and $517,000 at January 31, 2026 and February 1, 2025, respectively.

Deferred e-commerce revenue — E-commerce revenue is deferred until the customer takes possession of the merchandise and the sale is complete, as the Company receives payment before completion of its customer obligations. Deferred revenue related to e-commerce orders that have been shipped but not estimated to be received by customers included in accrued expenses and other liabilities on the consolidated balance sheets was approximately $309,000 and $607,000 at January 31, 2026 and February 1, 2025, respectively. The related contract assets, reflected in inventory on the consolidated balance sheets, totaled approximately $107,000 and $330,000 at January 31, 2026 and February 1, 2025, respectively. E-commerce shipping expenses are accounted for as fulfillment costs and are included in the consolidated statements of operations as a component of cost of sales.

Gift cards — Gift card sales are recognized as revenue when tendered for payment. While the Company honors all gift cards presented for payment, the Company determines the likelihood of redemption to be remote for certain gift card balances due to long periods of inactivity. The Company uses the redemption recognition method to account for breakage for unused gift card amounts where breakage is recognized as gift cards are redeemed for the purchase of goods based upon a historical breakage rate. In these circumstances, to the extent the Company determines there is no requirement for remitting unredeemed card balances to government agencies under unclaimed property laws, such amounts are recognized in the consolidated statements of operations as a component of net sales.

The table below sets forth selected gift card liability information (in thousands) for the periods indicated:

	January 31, 2026	February 1, 2025	February 3, 2024
Gift card liability, net of estimated breakage (included in accrued expenses and other liabilities)	$9,363	$10,673	$12,008

The table below sets forth selected gift card breakage and redemption information (in thousands) for the periods indicated:

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Gift card breakage revenue (included in net sales)	$949	$1,120	$2,195
Gift card redemptions recognized in the current period related to amounts included in the gift card contract liability balance as of the prior period	3,234	3,962	4,800

Customer loyalty program — The Company has established a loyalty program called the K-club, whereby members receive access to coupons, birthday rewards, monthly sweepstakes, sneak peeks, exclusive deals and more. The Company’s loyalty program offers points to members on qualifying purchases that are converted into certificates that may be redeemed on future purchases. This customer option is a material right and, accordingly, represents a separate performance obligation to the customer. The allocated consideration for the points earned by loyalty program members is deferred based on the standalone selling price of the points and recorded within accrued expenses and other liabilities on the consolidated balance sheet. The measurement of standalone selling prices takes into consideration the estimated points that will be converted to certificates and certificates that are expected to be redeemed, based on historical redemption patterns. This measurement is applied to the Company’s portfolio of performance obligations for points earned, as all obligations have similar economic characteristics. The Company believes the impact to its consolidated financial statements would not be materially different if this measurement was applied to each individual performance obligation. Revenue is recognized for these performance obligations at a point in time when certificates are redeemed by the customer. These obligations generally relate to contracts with terms less than one year, as points generally expire on a rolling 12-month basis and certificates generally expire within two months from issuance. The related loyalty program deferred revenue included in accrued expenses and other liabilities on the consolidated balance sheets was approximately $1.2 million and $1.5 million as of January 31, 2026 and February 1, 2025, respectively.

Private label credit card — The Company has a private label credit card program for its customers. Each private label credit card bears the logo for the Kirkland’s brand and can only be used at the Company’s store locations and e-commerce channel. The card program is operated and managed by a third-party bank, Wells Fargo, that assumes all of the losses associated with non-payment by the private label card holders and a portion of any fraudulent usage of the accounts.

Pursuant to the private-label credit card program, the Company receives cash incentives in exchange for promised services, such as licensing our brand names and marketing the credit card program to customers. The Company can receive incentive payments for the achievement of certain private label credit card volumes and is also reimbursed for certain costs associated with the private label credit card. Funds received related to the Company’s private label credit card program are recorded as net sales in the consolidated statements of operations. Services promised under these agreements are separate performance obligations. Revenue is recognized as the Company fulfills its performance obligations throughout the contract term.

Cost of sales — Cost of sales includes the cost of product purchased from vendors, inbound freight, receiving costs, inspection costs, warehousing costs, outbound freight, inventory damage and shrinkage, payroll and overhead associated with our distribution facility and its network, store occupancy costs and depreciation of leasehold improvements, equipment, and other property in the stores and distribution centers. Distribution facility costs, excluding depreciation, included in cost of sales were approximately $21.6 million, $22.4 million and $25.9 million for fiscal 2025, 2024 and 2023, respectively.

Compensation and benefits — Compensation and benefits includes all store and corporate office salaries, wages and incentive pay as well as stock compensation, employee health benefits, 401(k) plan benefits, social security and unemployment taxes.

Stock-based compensation — Stock-based compensation includes expenses associated with restricted stock unit grants, stock option grants, and other transactions under the Company’s stock plans. The Company recognizes compensation expense for its stock-based payments based on the fair value of the awards on the grant date. The expense is recorded on a straight-line basis over the vesting period within compensation and benefits in the consolidated statements of operations. See “Note 8 — Stock-Based Compensation” for further discussion.

Other operating expenses — Other operating expenses consist of such items as advertising, credit card processing costs, bank fees, utilities, professional fees, software maintenance costs, supplies, workers’ compensation and general liability insurance, trash removal, maintenance and repairs, travel and various other store and corporate expenses.

Advertising expenses — Advertising costs are expensed in the period in which the related activity first takes place. These expenses include costs associated with specific marketing campaigns, direct mail, email communications, paid search, digital advertising, social media, public relations and in-store signage. Total advertising expense was $7.6 million, $9.5 million and $13.6 million for fiscal 2025, 2024 and 2023, respectively. As of January 31, 2026 there were no prepaid advertising costs and as of February 1, 2025 there were approximately $37,000 of prepaid advertising costs.

Income taxes — Deferred tax assets and liabilities are recognized based on the differences between the financial statement and the tax law treatment of certain items. Realization of certain components of deferred tax assets is dependent upon the occurrence of future events. The Company records valuation allowances to reduce its deferred tax assets to the amount it believes is more likely than not to be realized. These valuation allowances can be impacted by changes in tax laws, changes to statutory tax rates, and future taxable income levels and are based on the Company’s judgment, estimates and assumptions regarding those future events. In the event the Company was to determine that it would not be able to realize all or a portion of the net deferred tax assets in the future, the Company would increase the valuation allowance through a charge to income tax expense in the period that such determination is made. Conversely, if the Company was to determine that it would be able to realize its deferred tax assets in the future, in excess of the net carrying amounts, the Company would decrease the recorded valuation allowance through a decrease to income tax expense in the period that such determination is made. As of January 31, 2026 and February 1, 2025, the Company had a full valuation allowance against deferred tax assets, as the Company had a three-year cumulative loss before income taxes.

The Company provides for uncertain tax positions and the related interest and penalties, if any, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

The Company’s income tax returns are subject to audit by local, state and federal tax authorities, and the Company is typically engaged in various tax examinations at any given time. Tax contingencies often arise due to uncertainty or differing interpretations of the application of tax rules throughout the various jurisdictions in which the Company operates. The contingencies are influenced by items such as tax audits, changes in tax laws, litigation, appeals and experience with previous similar tax positions. The Company regularly reviews its tax reserves for these items and assesses the adequacy of the amount recorded. The Company evaluates potential exposures associated with its various tax filings by estimating a liability for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires estimation and measurement of the tax benefit as the largest amount that is more than 50% likely to be recognized upon settlement. See “Note 3 — Income Taxes” for further discussion.

Sales and use taxes — Governmental authorities assess sales and use taxes on the sale and purchase of goods and services. The Company excludes taxes collected from customers in its reported net sales results. Such amounts are reflected as accrued expenses until remitted to the taxing authorities.

Concentrations of risk — The Company has risk of geographic concentration with respect to the sourcing of its inventory purchases. Approximately 64% of the Company’s inventory purchases in fiscal 2025 were from China.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company’s cash balances are primarily on deposit at high credit quality financial institutions.

Fair value measurements — Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their short maturities. The revolving line of credit approximates fair value due to the one, three or six-month interest terms. In fiscal 2024, the Company also had a non-depleting collateral trust with the Company’s workers’ compensation and general liability insurance provider named as beneficiary. The assets in this trust were invested in financial instruments that would fall within Level 1 of the fair value hierarchy, and the assets were approximately $4.8 million as of February 1, 2025 and were included in other assets on the consolidated balance sheets. On February 19, 2025, the Company dissolved the non-depleting collateral trust and received cash from the trust for the then outstanding balance. The Company posted a letter of credit under the revolving line of credit for the benefit of the Company’s workers’ compensation and general liability insurance provider in lieu of the trust.

See “Note 4 — Fair Value Measurements” for discussion regarding the fair value of the Company’s long-term debt instruments and certain assets measured at fair value on a non-recurring basis.

Loss per share — Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding during each period presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares outstanding plus the dilutive effect of stock equivalents outstanding during the applicable periods using the treasury stock method and shares issuable upon conversion of convertible notes payable. Diluted loss per share reflects the potential dilution that could occur if options to purchase stock were exercised into common stock, if outstanding grants of restricted stock were vested and if the incremental shares issuable upon conversion of the currently convertible portion of the convertible notes were issued. Stock options, restricted stock units and the currently convertible portion of the convertible notes that were not included in the computation of diluted earnings per share, because to do so would have been antidilutive, were approximately 4,934,074 shares, 1,703,000 shares and 689,000 shares for fiscal 2025, 2024 and 2023, respectively.

Comprehensive loss — Comprehensive loss does not differ from the consolidated net loss presented in the consolidated statements of operations.

Note 2 — Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities are comprised of the following (in thousands):

	January 31, 2026	February 1, 2025
Gift cards	$9,363	$10,673
Salaries and wages	1,949	1,616
Workers’ compensation and general liability reserves	1,803	1,981
Loyalty program deferred revenue	1,159	1,493
Sales taxes	1,068	1,131
Sales returns reserve	699	1,046
Deferred e-commerce revenue	309	607
Employee medical insurance reserves	272	392
Other	1,271	1,244
	$17,893	$20,183

Note 3 — Income Taxes

All of the Company’s loss before income taxes for fiscal 2025, 2024 and 2023 are attributable to domestic operations. The Company’s income tax expense is computed based on the federal statutory rates and the state statutory rates, net of related federal benefit. The Company’s provision for income taxes consists of the following (in thousands):

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Current tax expense:
Federal	$—	$—	$46
State	358	316	473
Income tax expense	$358	$316	$519

Income tax expense differs from the amount computed by applying the statutory federal income tax rate to loss before income taxes. A reconciliation of income tax expense at the statutory federal income tax rate to the amount provided is as follows (in thousands):

	52 Weeks Ended January 31, 2026		52 Weeks Ended February 1, 2025		53 Weeks Ended February 3, 2024
Tax at federal statutory rate	$(9,557)	21.0%	$(4,791)	21.0%	$(5,719)	21.0%
State income taxes, net of federal benefit (1)	(323)	0.7%	(133)	0.6%	(293)	1.1%
Tax credits	(61)	0.1%	(87)	0.4%	(107)	0.4%
Executive compensation	—	0.0%	—	0.0%	(23)	0.1%
Stock based compensation programs	159	-0.3%	111	-0.5%	209	-0.8%
Changes in valuation allowances	10,130	-22.3%	5,205	-22.8%	6,399	-23.5%
Other	10	0.0%	11	-0.1%	53	-0.2%
Income tax expense	$358	-0.8%	$316	-1.4%	$519	-1.9%

(1)
State taxes in California and Illinois for tax years January 31, 2026 and February 1, 2025 and Tennessee for tax year ended February 3, 2024 made up the majority (greater than 50%) of the tax effect in this category.

Income taxes paid (net of refunds received) are as follows (in thousands):

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Federal	$—	$(57)	$(73)
State	350	392	634
Total	$350	$335	$561

Income taxes paid (net of refunds received) exceeded 5% of total income taxes paid (net of refunds received) in the following jurisdictions (in thousands):

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Texas	$117	$123	$143
Tennessee	69	35	75
Florida	23	36	37
Pennsylvania	21	30	59
Georgia	20	30	58
Alabama	18	21	•
Indiana	•	16	29
Virginia	•	16	•
South Carolina	•	15	•
Louisiana	•	•	28

•	Jurisdiction below the threshold for the period presented.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are included as part of other assets on the consolidated balance sheets. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	January 31, 2026	February 1, 2025
Deferred tax assets:
Operating lease liabilities	$27,878	$33,865
Accruals	1,417	1,741
Inventory valuation	236	343
Federal and state tax credit carryforwards	223	206
Federal and state net operating loss carryforwards	27,650	18,433
Other	6,342	5,770
Total deferred tax assets	63,746	60,358
Valuation allowance for deferred tax assets	(36,394)	(26,302)
Net deferred tax assets	27,352	34,056
Deferred tax liabilities:
Property and equipment	(1,280)	(2,939)
Operating lease right-of-use assets	(25,632)	(30,574)
Prepaid assets	(440)	(543)
Total deferred tax liabilities	(27,352)	(34,056)
Net deferred tax assets	$—	$—

As of January 31, 2026, the Company has a $113.7 million federal net operating loss carry-forward and $68.8 million of state net operating loss carry-forwards available to offset future taxable income. The federal net operating loss carry-forward does not expire and the state net operating loss carry-forwards expire in years 2039 through 2044. As of January 31, 2026, the Company has a federal tax credit carry-forward of approximately $223,000 that expires in years 2044 through 2046 and no state tax credit carry-forwards.

Future utilization of the deferred tax assets is evaluated by the Company, and any valuation allowance is adjusted accordingly. The Company has a full valuation allowance against its deferred tax assets due to uncertainty regarding their realization. Accordingly, the Company has established a valuation allowance of $36.4 million and $26.3 million with respect to deferred tax assets as of January 31, 2026 and February 1, 2025, respectively. Adjustments could be required in the future if the Company estimates that the amount of deferred tax assets to be realized is more or less than the net amount the Company has recorded. Any change in the valuation allowance would have the effect of increasing or decreasing the income tax provision based on the nature of the deferred tax asset deemed realizable in the period in which such a determination is made.

The Company and one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by authorities for years prior to 2022. With few exceptions, the Company is no longer subject to state and local income tax examinations for years prior to 2020. The Company is not currently engaged in any U.S. federal, state or local income tax examinations.

The Company had no unrecognized tax benefits as of January 31, 2026 and February 1, 2025. The Company accrues interest on unrecognized tax benefits as a component of income tax expense. Penalties, if incurred, would be recognized as a component of income tax expense. The Company had no amounts accrued for the payment of interest and penalties associated with unrecognized tax benefits as of January 31, 2026 and February 1, 2025.

Note 4 — Fair Value Measurements

Fair value of the following financial instruments are determined on a non-recurring basis, which results are summarized as follows (in thousands):

		January 31, 2026		February 1, 2025
	Fair Value Hierarchy	Carrying Value (1)	Fair Value	Carrying Value	Fair Value
Non-Convertible Term Loan (2)	Level 2	$—	$—	$5,531	$7,980
Convertible Term Loan (2)	Level 2	—	—	6,676	7,003
Beyond Term Loan (2)	Level 2	31,185	28,612	—	—
Collaboration Agreement fees (3)	Level 3	6,620	5,639	3,995	5,439

(1)	See “Note 5 — Long-Term Debt” for further discussion of the carrying values, which is shown on a net basis herein of unamortized debt discount and issuance costs.
(2)	The fair value was estimated using available market information for debt instruments with similar maturities and credit risk.
(3)
The fair value estimate uses the Company’s estimated future revenue projections over the term of the Collaboration Agreement discounted using current market rates for debt investments with similar maturities and credit risk.

The Company measures certain assets at fair value on a non-recurring basis, including the evaluation of long-lived assets for impairment using Company-specific assumptions, including forecasts of projected financial information that would fall within Level 3 of the fair value hierarchy. The Company uses market participant rents (Level 2 input) to calculate the fair value of right-of-use assets and discounted future cash flows of the asset or asset group using a discount rate that approximates the cost of capital of a market participant (Level 2 input) to quantify fair value for other long-lived assets. See “Note 11 — Impairment” for further discussion.

Note 5 — Long-Term Debt

Related party debt, net consisted of the following (in thousands):

January 31, 2026
Beyond Term Loan	$33,732
Collaboration Agreement fees	6,620
Total outstanding related party borrowings	40,352
Less: unamortized debt discount and issuance costs	(2,547)
Total related party debt	37,805
Less: current portion of related party debt	(1,361)
Related party debt, net	$36,444

Long-term debt, net consisted of the following (in thousands):

	January 31, 2026	February 1, 2025
Revolving line of credit	$15,986	$43,000
Non-Convertible Term Loan	—	8,500
Convertible Term Loan	—	8,500
Collaboration Agreement fees	—	3,995
Total outstanding borrowings	15,986	63,995
Less: unamortized debt discount and issuance costs	—	(4,793)
Total debt	15,986	59,202
Less: current portion of long-term debt	—	(49,199)
Long-term debt, net	$15,986	$10,003

Revolving Line of Credit

On March 31, 2023, the Company entered into a Third Amended and Restated Credit Agreement (as the same has been amended from time to time, the “2023 Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, and lender. The 2023 Credit Agreement amended the previous Second Amended and Restated Credit Agreement (the “2019 Credit Agreement”) from a $75.0 million senior secured revolving credit facility to a $90.0 million senior secured revolving credit facility. The 2023 Credit Agreement contains substantially similar terms and conditions as the 2019 Credit Agreement including a swingline availability of $10.0 million, a $25.0 million incremental accordion feature and extended its maturity date to March 2028. The fee paid to the lenders on the unused portion of the 2023 Credit Agreement is 25 basis points when usage is greater than 50% of the total commitment amount; otherwise, the fee on the unused portion is 37.5 basis points per annum. As of January 31, 2026, there were $5.8 million in letters of credit outstanding under the 2023 Credit Agreement compared to no outstanding letters of credit outstanding under the 2023 Credit Agreement as of February 1, 2025. The Company recorded interest expense of $3.0 million, $3.9 million and $3.2 million for fiscal 2025, 2024, and 2023 respectively, related to the 2023 Credit Agreement.

The Company is subject to a Third Amended and Restated Security Agreement (“Security Agreement”) with its lenders. Pursuant to the Security Agreement, the Company pledged and granted to the administrative agent, for the benefit of itself and the secured parties specified therein, a lien on and security interest in all of the rights, title and interest in substantially all of the Company’s assets to secure the payment and performance of the obligations under the 2023 Credit Agreement. On November 24, 2025, the Company also entered into a Fifth Amendment to the 2023 Credit Agreement (the “Fifth Amendment”). Among other amendments, the Fifth Amendment was entered into to permit the increase to the Beyond Delayed Draw Term Loan Commitments.

The maximum availability under the 2023 Credit Agreement is limited by (i) a borrowing base formula, which consists of a percentage of eligible inventory and eligible credit card receivables, less reserves, and (ii) an excess required availability covenant, which limits the Company’s ability to borrow under the 2023 Credit Agreement. On September 15, 2025, the Company entered into a Fourth Amendment to the Third Amended and Restated Credit Agreement (the “Fourth Amendment”), which amended the excess required availability covenant. From the effective date of the Fourth Amendment through February 1, 2026, the Company is required to maintain availability equal to the greater of 10% of the borrowing base formula or $5.0 million. Thereafter, the covenant includes monthly step-ups, reducing the requirement to the greater of 10% of the borrowing base formula or $8.0 million; provided, however, if at any time the Company’s consolidated EBITDA for the immediately preceding trailing three month period is at less than 85% of the Company’s projected consolidated EBITDA, the borrowing base is limited by the greater of 10% of the borrowing base formula or $8.0 million.

FILO Term Loan

On January 25, 2024, the Company entered into the FILO Term Loan with Gordon Brothers Group, via an affiliate entity, 1903P Loan Agent, LLC, as administrative agent and lender. The indebtedness under the FILO Term Loan was subordinated in most respects to the 2023 Credit Agreement. The FILO Term Loan had a maturity date of March 2028, coterminous with the 2023 Credit Agreement. The interest rate of the FILO Term Loan was one-month term SOFR, plus a margin of 9.50%. The Company borrowed $10.0 million under the FILO Term Loan during fiscal 2024.

Proceeds from the Beyond Credit Agreement were used by the Company to repay and terminate the FILO Term Loan on October 21, 2024. The Company paid $12.6 million, which consisted of $10.0 million of debt principal and $2.6 million of prepayment penalties. The Company recorded a loss on extinguishment of debt related to the termination of the FILO Term Loan of $3.3 million during fiscal year 2024, of which $2.6 million was for the prepayment penalty and the remainder was related to the write-off of unamortized debt issuance costs.

Beyond Credit Agreement

On October 21, 2024, the Company entered into the Beyond Credit Agreement with Beyond as administrative agent and lender. The Beyond Credit Agreement consists of an $8.5 million Convertible Term Loan that was mandatorily convertible into The Brand House Collective’s common stock at a price of $1.85 per share for a total of 4,594,594 shares upon the approval of the Company’s shareholders and an $8.5 million Non-Convertible Term Loan. The maturity date on the Non-Convertible Term Loan is September 30, 2028. The indebtedness under the Beyond Credit Agreement is subordinated to the 2023 Credit Agreement and is not subject to a borrowing base calculation. The Beyond Credit Agreement accrues interest at an annual rate equal to SOFR plus a margin of 275 basis points with no SOFR floor. On February 5, 2025, the Company held a Special Shareholders Meeting during which the shareholders approved the issuance of shares of the Company’s common stock to Beyond. Following the approval of the shareholders, the $8.5 million Convertible Term Loan with accrued interest converted to 4,610,141 shares of common stock at a price of $1.85 per share.

On May 7, 2025, the Company entered into an additional $5.2 million term loan (the “Additional Term Loan”) with Beyond to provide flexibility for general working capital purposes and for the support of the Company’s updated store conversion strategy. The Additional Term Loan consisted of $5.0 million in cash and $0.2 million in unpaid collaboration fees for the first 13 weeks of fiscal 2025 and any accrued and unpaid interest on the $8.5 million existing term loan. The modifications to the Beyond Credit Agreement (and the amended Collaboration Agreement on May 7, 2025 discussed further below) were accounted for as a debt extinguishment, which resulted in a loss on debt extinguishment of $4.0 million for fiscal 2025 that is recognized as a component of common stock given the related party nature of the lender.

On September 15, 2025, the Company entered into an amendment with Beyond to provide the Beyond Delayed Draw Term Loan Commitments (the Convertible Term Loan, the Additional Term Loan and the Beyond Delayed Draw Term Loan Commitments, collectively, the “Beyond Term Loans”). In addition, effective May 7, 2025, the agreement also provides Beyond the right to convert any of the outstanding loans under the Beyond Credit Agreement into shares of the Company’s common stock at a price equal to the closing price on Nasdaq on the day prior to the date on which a conversion election is made, up to a number of shares equal to 19.90% of the outstanding shares of the Company’s common stock on May 7, 2025. Beyond has the option to convert up to a greater number of shares, but not more than a number that would result in Beyond, holding for so long as any obligations remain outstanding under the 2023 Credit Agreement, 75% of the total outstanding number of shares of the Company’s common stock after such conversion, provided that such conversion would be subject to Nasdaq shareholder approval rules, if applicable.

Collaboration Agreement Fees

The Company entered into the Collaboration Agreement with Beyond, which outlines the parties’ intentions to collaborate on numerous operating arrangements. Under the Collaboration Agreement, the Company will pay Beyond a quarterly collaboration fee equal to 0.25% of the Company’s quarterly retail and e-commerce revenue starting in the first quarter of fiscal 2025 and continuing for the remaining seven-year term of the Collaboration Agreement. This fee will extend an additional two years beyond the Collaboration Agreement if the Beyond Credit Agreement is still outstanding as of the expiration or termination of the Collaboration Agreement. The Company will also pay to Beyond an incentive fee equal to 1.5% of the Company’s incremental growth in e-commerce revenue during the term of the Collaboration Agreement.

On May 7, 2025, the existing collaboration fee payable to Beyond of 0.25% of all revenues increased to 0.50% of brick-and-mortar retail revenues only, to capture the expanded brand opportunity, and in connection therewith, the prior 3.0% royalty fee obligation was eliminated. In addition, on May 7, 2025, the Company also entered into a purchase agreement providing for the future sale to Beyond, for a purchase price of $5.2 million, of the Company’s right, title and interest in and to its trademarks and domain names comprised of or containing the element KIRKLAND’S ( the “Kirkland’s Brand”). In connection with the closing of the Beyond Amendment and the Fourth Amendment described above, the Company has entered into an amendment to the Existing Purchase Agreement (the Existing Purchase Agreement, as amended by the amendment, the “Purchase Agreement”), increasing the purchase price from $5.2 million to $10.0 million. The consummation of the Purchase Agreement was conditioned upon obtaining the consent of Agent and the release of all liens on the Kirkland’s Brand, each of which was obtained and documented in the Fourth Amendment. The Purchase Agreement closed concurrently in connection with the closings of the Beyond Amendment and the Fourth Amendment on September 15, 2025, and in connection with  the assignment of the Kirkland’s Brand to Beyond, the Amended and Restated Trademark License Agreement dated August 15, 2025 was amended, such that Beyond licenses the Kirkland’s Brand to the Company in connection with the Company’s operation of its then existing Kirkland’s-branded retail stores and e-commerce websites and any other retail stores or e-commerce websites approved by Beyond in its sole discretion (the “Second Amended and Restated Trademark License Agreement”). Pursuant to that amendment, the license with respect to the Company’s stores expires upon the earlier of (i) the rebranding or closure of such stores, or (ii) two years from the date of the amendment, and the license for other goods and services is terminable by Beyond upon expiration of the Company’s stores license.

As payments are remitted to Beyond from the Company, the balance of the liability related to the sale of a percentage of future revenue will be repaid over the life of the Collaboration Agreement. In order to determine the amortization of the liability, the Company is required to estimate the total amount of future payments to Beyond over the life of the Collaboration Agreement. The liability will be accreted to the total of the payments as interest expense over the life of the Collaboration Agreement. At execution, the estimate of this total interest expense resulted in an effective annual interest rate of approximately 19.6%. This estimate contains significant assumptions that impact both the amount recorded at execution and the interest expense that will be recognized over the Collaboration Agreement period. The Company will periodically assess the estimated payments to Beyond and to the extent the amount or timing of such fees is materially different than the original estimates, an adjustment will be recorded prospectively to increase or decrease interest expense. The main factor that could materially affect the amount of the payments is changes in the Company’s estimated retail revenue.

General Terms and Conditions

Borrowings under the 2023 Credit Agreement and the Beyond Credit Agreement are subject to certain conditions and contain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, a change in control, certain monetary judgments and bankruptcy and ERISA events. Upon any such event of default, the principal amount of any unpaid loans and all other obligations under the 2023 Credit Agreement and the Beyond Credit Agreement may be declared immediately due and payable. As of February 1, 2025, the Company was not in compliance with the non-financial covenants in the 2023 Credit Agreement and the Beyond Credit Agreement given management’s conclusion that substantial doubt existed about the Company’s ability to continue as a going concern, which required an explanatory paragraph in the report of its independent registered public accounting firm on the Company’s financial statements for the fiscal year ended February 1, 2025.  As such, the Company classified the outstanding borrowings under these agreements as current on the consolidated balance sheet as of February 1, 2025, except for the Convertible Term Loan that converted to equity on February 5, 2025.  The Company subsequently received a waiver from its lenders with respect to this violation and the debt was reclassified based on its contractual maturities.  As of January 31, 2026, the Company was in compliance with the covenants in the 2023 Credit Agreement and the Beyond Credit Agreement.  Refer to “Note 15 — Subsequent Events” for further information.

Scheduled maturities of debt are as follows (in thousands):

Scheduled Maturities
2026	$1,471
2027	1,378
2028	1,378
2029	51,096
2030	1,378
Thereafter	1,378
Total scheduled maturities	58,079
Less: unamortized debt discount and issuance costs	(2,547)
Less: present value of collaboration agreement fees	(3,267)
Total debt	$52,265

Note 6 — Subscription Agreements

On October 21, 2024, the Company and Beyond entered into the Beyond Subscription Agreement. On February 5, 2025, the Company’s shareholders approved at the Special Shareholders Meeting, Beyond’s purchase of $8.0 million of the Company’s common stock at a price of $1.85 per share for a total of 4,324,324 shares. After the $8.0 million equity purchase and the mandatory conversion of the Convertible Term Loan, Beyond owned approximately 40% of the Company’s then outstanding common stock and became a related party due to the significant influence they have over the Company.

On October 18, 2024, the Company and Consensus Securities LLC (“Consensus”), the Company’s financial advisor, entered into a subscription agreement. On February 5, 2025, in connection with completing the Beyond transaction, the Company issued 310,135 shares of common stock to Consensus as partial payment of a $574,000 success fee.

Note 7 — Leases

The Company leases retail store facilities, corporate office space, warehouse facilities and certain vehicles and equipment under operating leases with terms generally ranging up to 10 years and expiring at various dates through fiscal 2034. Most of the retail store agreements include an initial term with renewal options and provide for minimum fixed rental payments. The Company does not include lease renewal options in the lease term for calculations of its right-of-use assets and liabilities until it is reasonably certain that the Company plans to renew these leases. A few retail store lease agreements have only variable lease payments based on a percentage of sales, while other store leases contain contingent rentals based on sales performance in excess of specified minimums in addition to minimum fixed rentals.

The majority of the Company’s leases have monthly fixed rent with additional costs that are not components of the lease (e.g., real estate taxes and insurance costs) and non-lease components (e.g., common area maintenance) either of which can be variable or fixed. These additional non-lease components are excluded from the calculation of the lease liability and right-of-use asset. The Company’s leases do not provide an implicit rate, so the incremental borrowing rate, based on the information available at commencement or modification date, is used in determining the present value of lease payments. The Company has elected not to recognize leases with an original term of one year or less on the consolidated balance sheets.

The Company’s classification of lease cost on the Company’s consolidated statements of operations is as follows (in thousands):

	52 Week Period Ended (1)	52 Week Period Ended (1)	53 Week Period Ended (1)
	January 31, 2026	February 1, 2025	February 3, 2024
Cost of sales (2)
Operating lease cost	$44,955	$45,373	$46,066
Short-term lease cost	783	743	1,308
Variable lease cost	641	1,067	1,226
Total lease cost in cost of sales	46,379	47,183	48,600
Other operating expenses
Operating lease cost	1,197	1,201	1,651
Short-term lease cost	57	63	66
Total lease cost in other operating expenses	1,254	1,264	1,717
Total lease cost	$47,633	$48,447	$50,317

(1)
Total lease cost excludes expense for non-lease components including common area maintenance and excludes costs that are not a component of the lease including insurance, taxes and utilities for the Company’s leases.

(2)	Cost of sales includes all distribution center lease costs and store occupancy-related lease costs.

As of January 31, 2026, future minimum payments, by year and in the aggregate, under all operating leases with initial terms of one year or more consist of the following (in thousands):

Operating Leases
2026	$42,717
2027	34,820
2028	24,829
2029	16,327
2030	8,898
Thereafter	8,344
Total lease payments	135,935
Less: interest	(23,929)
Present value of lease liabilities	$112,006

The Company’s lease term and discount rate is as follows:

January 31, 2026
Weighted-average remaining lease term (years)	4.2
Weighted-average discount rate	9.8%

Cash paid for amounts included in the measurement of lease liabilities is as follows (in thousands):

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Operating cash flows from operating leases	$45,381	$46,122	$55,805

Note 8 — Stock-Based Compensation

Stock-based compensation — Stock-based compensation includes restricted stock unit grants, stock option grants and other transactions under the Company’s equity plans. Total stock-based compensation expense is included as a component of compensation and benefits on the consolidated statements of operations and was approximately $645,000, $1.0 million and $2.0 million for fiscal years 2025, 2024 and 2023, respectively.

On June 4, 2013, the Company adopted the Kirkland’s, Inc. Amended and Restated 2002 Equity Incentive Plan (the “2002 Plan”), replacing the plan adopted in July 2002. The 2002 Plan provides for the award of restricted stock, restricted stock units (“RSUs”), performance-based awards, incentive stock options, non-qualified stock options and stock appreciation rights with respect to shares of the Company’s common stock to employees, directors, consultants and other individuals who perform services for the Company. The 2002 Plan is authorized to provide awards for up to a maximum of 8,500,000 shares of common stock.

As of January 31, 2026, options to purchase 224,547 shares of common stock were outstanding under the 2002 Plan at exercise prices ranging from $2.95 to $13.38 per share. As of January 31, 2026, there were 1,764,257 RSUs outstanding under the 2002 Plan with fair value grant prices ranging from $1.29 to $3.08 per share. The number of shares reserved for future stock-based grants under the 2002 Plan was 3,376,697 at January 31, 2026.

Restricted stock units — The Company grants restricted stock units for a fixed number of shares to various employees and directors. The restriction is removed when the shares vest and shares of common stock are given to the employee or director. The RSUs granted to directors become 100% vested on the first anniversary of the grant date. The RSUs granted to employees in fiscal 2023, 2024 and 2025 vest 33% annually on the anniversary of the grant date over three years, except for one grant to the CEO in fiscal 2024, which vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and one grant to the interim CEO in fiscal 2023, which vested 100% on the first anniversary of the grant date. The fair values of the RSUs are equal to the closing price of the Company’s common stock on the date of the grant. Compensation expense related to RSUs is recognized ratably over the requisite service period. The Company accounts for forfeiture of RSUs as they occur. As of January 31, 2026, there was approximately $2.2 million of unrecognized compensation expense related to RSUs, which is expected to be recognized over a weighted average period of 1.2 years.

RSU activity for the fiscal year ended January 31, 2026, was as follows:

	Shares	Weighted Average Grant Date Fair Value
Non-Vested at January 31, 2026	517,151	$2.77
Granted	1,983,772	1.52
Vested	(141,006)	3.36
Forfeited	(595,660)	1.72
Non-Vested at February 1, 2025	1,764,257	$1.67

Other information related to RSU activity during fiscal 2025, 2024 and 2023 is as follows:

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Weighted average grant date fair value of RSUs (per share)	$1.52	$2.29	$2.83
Total fair value of restricted stock units vested (in thousands)	$183	$455	$560

Stock options — The Company allows for the settlement of vested stock options on a net share basis (“net share settled stock options”) or on a gross basis with the holder providing cash to cover the option exercise price and the minimum statutory tax withholdings. With net share settled stock options, the employee does not surrender any cash or shares upon exercise. Rather, the Company withholds the number of shares to cover the option exercise price and the minimum statutory tax withholding obligations from the shares that would otherwise be issued upon exercise. The settlement of vested stock options on a net share basis results in fewer shares issued by the Company. Options issued to employees under the 2002 Plan have maximum contractual terms of 10 years. Options granted in fiscal 2023, 2024 and 2025 vest 33% annually on the anniversary of the grant date over three years, except for one grant to the CEO in fiscal 2024, which vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and one grant to the interim CEO in fiscal 2023, which vested 100% on the first anniversary of the grant date.

Stock option activity for the fiscal year ended January 31, 2026 was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balance at February 1, 2025	441,309	$4.45
Options granted	—
Options forfeited	(68,086)	3.32
Options expired	(148,676)	5.63
Balance at January 31, 2026	224,547	$4.00	7.5	$—
Options Exercisable As of:
January 31, 2026	88,000	$4.33	6.8	$—

The aggregate intrinsic values in the table above represent the total difference between the Company’s closing stock price at year-end and the option exercise price, multiplied by the number of in-the-money options at fiscal year-end. As of January 31, 2026, there were no outstanding in-the-money options. The fair value of each option is recorded as compensation expense on a straight-line basis over the applicable vesting period. At January 31, 2026, unrecognized stock compensation expense related to the unvested portion of outstanding stock options was approximately $125,000, which is expected to be recognized over a weighted average period of 0.6 years.

Other information related to option activity during fiscal 2025, 2024 and 2023 is as follows:

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Weighted average grant date fair value of options granted (per share)	$—	$1.82	$2.06
Total fair value of stock options vested (in thousands)	$211	$235	$57
Intrinsic value of stock options exercised (in thousands)	$—	$—	$—

The Company has estimated the fair value of all stock option awards as of the date of the grant by applying the Black-Scholes option pricing model. The application of this valuation model involves assumptions that are judgmental and highly subjective in the determination of compensation expense. The Company granted 228,126 stock options in 2024 and 237,675 stock options in fiscal 2023. The Company did not grant any stock options in fiscal 2025. The weighted averages for key assumptions used in determining the fair value of options granted in fiscal 2024 and 2023, and a summary of the methodology applied to develop each assumption are as follows:

	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Expected price volatility	93.5%	92.4%
Risk-free interest rate	4.1%	3.3%
Expected life (in years)	6	6
Dividend yield	0%	0%

Expected price volatility — The expected price volatility is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate. The Company uses actual historical changes in the market value of its stock to calculate the volatility assumption as it is management’s belief that this is the best indicator of future volatility. The Company calculates daily market value changes using the historical volatility of returns for the six years prior to the grant. An increase in the expected volatility will increase compensation expense.

Risk-free interest rate — The risk-free interest rate is the U.S. Treasury rate for the week of the grant having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected life — The expected life is the period of time over which the options granted are expected to remain outstanding. The Company uses the “simplified” method found in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 to estimate the expected life of stock option grants. Options granted have a maximum term of 10 years. An increase in the expected life will increase compensation expense.

Forfeitures — The Company accounts for forfeitures of options as they occur. An increase in forfeitures will decrease compensation expense.

Note 9 — Retirement Benefit Plan

401(k) savings plan — The Company maintains a defined contribution 401(k) employee benefit plan, which provides retirement benefits for eligible employees. The Company matches 100% of the employee’s elective contributions up to 4% of eligible compensation. The Company’s matching contributions were approximately $998,000 in fiscal 2025, $1.0 million in fiscal 2024 and $1.1 million in fiscal 2023. The Company has the option to make additional contributions to the 401(k) employee benefit plan on behalf of covered employees; however, no such contributions were made in fiscal 2025, 2024 or 2023.

Note 10 — Commitments and Contingencies

The Company was named as a defendant in a putative class action filed in May 2018 in the Superior Court of California, Miles v. Kirkland’s Stores, Inc. The case was moved to United States District Court for the Central District of California. The complaint alleges, on behalf of Miles and all other hourly Kirkland’s employees in California, various wage and hour violations and seeks unpaid wages, statutory and civil penalties, monetary damages and injunctive relief. The Company denies the material allegations in the complaint and believes that its employment policies are generally compliant with California law. On March 22, 2022, the District Court denied the plaintiff’s motion to certify in its entirety, and on May 26, 2022, the Ninth Circuit granted the plaintiff’s petition for permission to appeal. The appeal was argued before the Ninth Circuit on November 13, 2023, and on January 8, 2024, the Court issued its opinion affirming the District Court in part and reversing in part. The Ninth Circuit affirmed the denial of certification as to the subclasses related to the security bag check and reversed as to the rest break claim. The Ninth Circuit did not find that there is liability nor that the rest break claim is certified. On February 28, 2025, the District Court dismissed this case in its entirety, without prejudice. On May 2, 2025, a complaint was refiled in this matter in the United States District Court for the Central District of California. The Company filed its answer in June 2025, and continues to believe the case is without merit and is vigorously defending itself against the allegations.

The Company was named as a defendant in a putative class action filed in August 2022 in the United States District Court for the Southern District of New York, Sicard v. Kirkland’s Stores, Inc. The complaint alleges, on behalf of Sicard and all other hourly store employees based in New York, that the Company violated New York Labor Law Section 191 by failing to pay him and the putative class members their wages within seven calendar days after the end of the week in which those wages were earned, rather paying wages on a bi-weekly basis. Plaintiff claims the putative class is entitled to recover from the Company the amount of their untimely paid wages as liquidated damages, reasonable attorneys’ fees and costs. The Company believes the case is without merit and is vigorously defending itself against the allegations.

On June 12, 2024, the Company was sued in Federal Court in Memphis by Rugs America Corp. for allegedly breaching a 2019 letter of understanding between the parties regarding the display and sale of Rugs America rugs in the Company’s stores. Rugs America claims that the Company, among other things, displayed non-Rugs America rugs on its rug fixtures in violation of the understanding and is asking for $5.0 million in damages. The Company maintains that the term of the understanding was for only two years, expiring in 2021, and believes that it was in compliance during the two-year term. On May 30, 2025, the Court granted the Company’s request to assert a counterclaim against Rugs America arising out of Rugs America’s refusal to retrieve the rug racks from Kirkland’s stores, and the Company filed a counterclaim. Discovery is currently pending in this litigation. The discovery phase of this litigation was largely completed as of December 31, 2025, after which the parties filed a series of motions with the Court.  The Court has ruled on several of these motions, and the parties presently are awaiting rulings by the Court on certain other motion(s). Pending these rulings, future key dates in this litigation, including a trial date, have not yet been set.  The Company continues to believe Rugs America’s claim is without merit and continues to vigorously defend itself against the allegations.

The Company is also party to other pending legal proceedings and claims that arise in the normal course of business. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company’s management is of the opinion that it is unlikely that such proceedings and any claims in excess of insurance coverage will have a material effect on its consolidated financial condition, operating results or cash flows.

Note 11 — Impairment

The table below sets forth impairment information (in thousands, except store counts) for the periods indicated:

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Impairment of leasehold improvements, fixtures and equipment at stores	$1,739	$109	$648
Impairment of right-of-use assets	274	—	—
Impairment of software projects	—	—	676
Impairment of software as a service implementation costs	—	—	324
Impairment of e-commerce distribution center fixtures	—	—	95
Impairment of other long-lived assets	—	—	124
Total impairment	$2,013	$109	$1,867

Number of stores with leasehold improvements, fixtures and equipment impairment	28	4	7

Note 12 — Segment Information

The Company conducts its business activities and reports financial results as one operating segment and one reportable segment, which includes the Company’s store locations and e-commerce operations. Due to its integrated omni-channel strategy, the Company views e-commerce sales as an extension of its physical store locations. The Company’s chief operating decision maker (“CODM”) is its President and Chief Executive Officer. The CODM assesses performance based on net loss as reported on the Company’s consolidated statements of operations. The CODM considers net income (loss) on a monthly basis when assessing performance of the segment. The significant expense categories regularly provided to the CODM are consistent with the categories included on the consolidated statements of operations. The measure of segment assets is reported on the Company’s consolidated balance sheets as total assets. The accounting policies for the Company’s single segment are the same as those described in the Summary of Significant Accounting Policies included in “Note 1 — Description of Business and Significant Accounting Policies”.

Note 13 — Share Repurchase Plans

On January 6, 2022, the Company announced that its Board of Directors authorized a share repurchase plan providing for the purchase in the aggregate of up to $30.0 million of the Company’s outstanding common stock. Repurchases of shares are made in accordance with applicable securities laws and may be made from time to time in the open market or by negotiated transactions. The amount and timing of repurchases are based on a variety of factors, including stock price, regulatory limitations and other market and economic factors. The share repurchase plans do not require the Company to repurchase any specific number of shares, and the Company may terminate the share repurchase plans at any time. As of January 31, 2026, the Company had approximately $26.3 million remaining under the January 6, 2022 share repurchase plan.

Note 14 — New Accounting Pronouncements

New Accounting Pronouncements Recently Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740) - Improvements to Income Tax Disclosures.” The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation as well as provide additional information for reconciling items that meet a quantitative threshold. Further, the ASU requires certain disclosures of state versus federal income tax expense and taxes paid. The Company retrospectively adopted ASU 2023-09 for the year ended January 31, 2026. See “Note 3 — Income Taxes” for further detail.

New Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures” which requires entities to disclose more detailed information about certain costs and expenses presented in the income statement, including inventory purchases, employee compensation, selling expenses and depreciation. This ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adoption to determine the impact it may have on its financial disclosures.

In September 2025, the FASB issued ASU 2025-06, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40).” The ASU is intended to modernize the accounting for internal-use software costs with how software is developed today, clarify when to begin capitalizing costs and enhance disclosure requirements. The ASU is effective on either a retrospective, prospective or modified prospective basis for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adoption to determine the impact it may have on its financial statements.

Note 15 — Subsequent Events

On March 17, 2025, the Company held a special meeting of the shareholders of the Company (the “Special Meeting”) during which the shareholders approved the adoption of the Merger Agreement with Bed Bath & Beyond, Inc. and Knight Merger Sub II, Inc. (“Merger Sub”) a wholly owned subsidiary of Beyond. Following the approval of the shareholders, on April 2, 2026 the Merger Agreement closed and the Company became a wholly-owned subsidiary of Beyond.

On April 2, 2026, in connection with the closing of the Merger, the Company entered into a Contribution Agreement (the “Contribution Agreement”) with Beyond, pursuant to which Beyond contributed $30.0 million in capital to the Company for general corporate purposes, including the repayment of a portion of the revolving line of credit.

As of April 17, 2026, the Company had $6.7 million of outstanding debt and $6.3 million of outstanding letters of credit under its revolving credit facility with $10.5 million available for borrowing, after the minimum required excess availability covenant, and $43.7 million in term loans to Beyond.